Ridgewood Renewable Power	Randall D. Holmes
President & CEO

April 15, 2008

To:  All Ridgewood Renewable Power Shareholders

Re:  Penobscot and Eastport Sale Process Update
_______________________________________________________

RIDGEWOOD RENEWABLE POWER, LLC AND THE TRUSTS RECEIVE MULTIPLE FIRST ROUND BIDS FOR SALE OF PENOBSCOT AND EASTPORT PROJECTS

           In our letter dated January 23, 2008 to shareholders of Power Trust IV and Power Trust V, we announced the potential sale of the Penobscot and Eastport wood-chip power plants in Maine owned by Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V.  We described that Ridgewood Renewable Power, LLC and the Trusts began working with an investment banking firm to conduct an auction process to solicit indications of interest from potential purchasers of the Penobscot and Eastport projects.

           We are pleased to report that although a lot of work remains to be done, we believe that the sales process for the Penobscot and Eastport plants is off to a very good start.  Early on, our investment banking firm worked with our personnel to develop a Confidential Information Memorandum containing descriptions of each of the Penobscot and Eastport projects, as well as additional information on project operations and other relevant matters.  During February and March, our investment bankers circulated the Confidential Information Memorandum to a number of entities which we and our investment bankers jointly selected as possibly interested in the purchase of the Penobscot and Eastport projects and having other characteristics enabling them to be potential purchasers. We received preliminary bids from a number of bidders in response to the solicitation of our investment bankers by mid-March.  The written initial indications of interest we received indicated preliminary purchase price ranges and other deal terms from a number of what we believe are well qualified bidders.  These bidders include private equity firms and large publicly traded companies that are well known participants in the renewable energy arena.  As we expected, the bids as a group contained a wide range of indicative prices, but we were gratified to see that a significant number of the indications of interest were in a range of prices that we believe would offer good values for the projects.  At this point, we believe that the number of bidders and the quality of the bids indicate that the auction could be competitive.

RIDGEWOOD COMPILES “SHORT LIST” OF BIDDERS

           You should bear in mind that in order to effectuate an orderly sale process for the Penobscot and Eastport projects, we have entered into a variety of confidentiality agreements with potential bidders.  In addition, Power Trust IV and Power Trust V are subject to the public company reporting requirements of the Securities and Exchange Commission (the “SEC”).  Due to our desire to maintain the competitive nature of the auction process and the limitations imposed under the various confidentiality agreements with potential bidders and other legal requirements, there is a limited amount of information that we can make available to you at this time.  For example, we are not in a position to identify individual bidders, or to indicate the amount of any of the bids or other detailed information about the bidding process.  Once we have completed the auction process and entered into a definitive purchase agreement with a specific buyer, we intend to provide all of the important details about the transaction in the disclosure documents that we expect to subsequently file with the SEC and mail to you.  In the meantime, we wanted to give you a general update on where we currently stand, as well as an indication of what you may expect to see over the balance of the time necessary to complete the sales process.

           We, in consultation with our investment banking firm and legal counsel, have conducted a detailed review of the terms of each of the initial indications of interest that we received, as well as an assessment of the financial capabilities of each of the bidders.  As a result of this review process, we reduced the group of bidders to a “short list” consisting of a limited number of bidders that we believe have the best combination of highest preliminary price or price ranges and high level of qualifications.  Each of the entities on this “short list” of bidders has been invited to continue into the “second round” of the auction process.  In this second round, we intend to provide each of these “short list” bidders (and their technical consultants and legal and financial advisors) with access to a web-based “virtual data room” that contains detailed historical and operational information for each of the Penobscot and Eastport projects so that such “short list” bidders may conduct a detailed due diligence examination of each of the projects.  In addition, we have arranged to conduct plant tours and management presentations for each of the “short list” bidders, and intend to provide a draft of the proposed purchase agreement for each of the “short list” bidders to review and comment on. We will then likely request all or some of the remaining bidders to submit an additional bid as well as a marked-up version of the purchase agreement previously provided to them.

THE PROCESS OF SELECTING A FINAL BUYER

           At the end of the second round of the auction process, we anticipate that we will review all the additional bids submitted and will select one or more bidders with which to conduct additional negotiations.  If necessary, we are gearing up to conduct separate, but parallel, negotiations with more than one of the “short list” bidders in order to arrive at what we believe to be the best deal for Shareholders.  We will then move to execute a legally binding purchase agreement.  The “second round” of the auction process is somewhat out of our control because it involves several other parties and requires coordination of the due diligence activities of their respective consultants and advisors.  We have, however, targeted the end of May as a reasonable time when we expect to be in position to select a buyer and move toward execution of a legally binding purchase agreement.  However, you should bear in mind that the bidders’ due diligence processes are inherently unpredictable and market conditions and other factors could cause the date of selection of a buyer to be extended beyond our target date.

THE DISCLOSURE AND CONSENT PROCESS

           Once we have entered into a definitive purchase agreement with a buyer, we anticipate that we will prepare a detailed disclosure document that will be used to solicit such consents from Shareholders of Power Trust IV and Power Trust V as may be necessary or advisable in order to close the sale transaction.  This disclosure document must address a variety of highly detailed legal and financial requirements, and we are required to submit the disclosure document to the SEC for review and comment prior to the time that we mail the disclosure document to Shareholders.  We expect that it may take approximately 30 days from the time the draft disclosure document is submitted to the SEC for review until we have received and incorporated final SEC comments, although that process could take longer.  At that point, we expect that we will mail out the disclosure document along with the forms for Shareholder consents.

           After the disclosure document and request for Shareholder consents are mailed, there is a waiting period to allow Shareholders to receive the disclosure material, to review it, and to return the Shareholder consent forms to us.  Typically, such waiting period is 20-30 days.  Assuming that we receive sufficient Shareholder consents to approve the proposed sale transaction after the waiting period has expired, we would plan to move to close the sale of the Penobscot and Eastport projects as promptly as possible.  However, we anticipate that there may be other closing conditions that must be satisfied or waived before the sale transaction can close.  For example, we (and the buyer) may have to file a “Hart-Scott-Rodino” notice that provides the U.S. Department of Justice with information that will enable the Department of Justice to assess whether the proposed acquisition presents any anti-trust issues.  Similarly, if the buyer is a regulated utility, or a foreign controlled entity, there may be additional regulatory approvals or filings required.  Although we believe that it is unlikely that any of the potential purchasers will present anything other than routine issues that will be handled in the ordinary course, the timing of any third party consents and approvals will likely be beyond our control or the buyer’s control and may cause deadlines to be extended or the sale transaction to be terminated. We expect that the disclosure document (if any) sent to Shareholders will provide a detailed description of all of the material conditions that would have to be satisfied or waived in order for the sale transaction to close.  To the extent that there are any third-party consents or approvals required, we plan to work with the buyer to secure such consents or approvals at the earliest possible time so that we would be in a position to close the sale transaction as soon as the appropriate consents of Shareholders are obtained.

RISKS AND LEGAL CAVEATS

           As described above, the auction process leading to the potential sale of the Penobscot and Eastport projects requires the completion of a series of complex tasks and requirements that involve many different parties and their respective consultants and advisors.  Although we are pleased with the progress we have made so far, there remains a lot of work to be done, and there can be no assurance that all of the required steps necessary for a successful sale of these projects can be accomplished in a timely fashion or at all.  Shareholders should be aware that there are a variety of risks inherent in the auction and sale process, including, but not limited to, the following:

           The bids submitted in the auction process are not legally binding on the bidders, and any bidder may amend, change or withdraw its bid for any reason, or for no reason.  There can be no assurance that any of the potential bidders will propose prices and terms for the acquisition of the Penobscot and Eastport projects that are satisfactory to us or to the Shareholders of Power Trust IV or Power Trust V.

           There can be no assurance that we will be able to enter into a satisfactory and legally binding purchase agreement for the sale of the Penobscot and Eastport projects.

           If a satisfactory and legally binding purchase agreement for the Penobscot and Eastport projects is entered into with the buyer, we expect that the closing of the sale transaction contemplated by that agreement will be conditioned on the receipt of certain approvals and consents and other material terms.  There can be no assurance that all of the conditions to closing under the purchase agreement will be obtained in a manner that will lead to a timely closing of the sale contemplated thereby or any closing at all.

           Consents of Shareholders of Power Trust IV and Power Trust V may be necessary or advisable in order to close a sale of the Penobscot and Eastport projects.  There can be no assurance that any such number of Shareholder consents needed to approve the proposed sale transaction can be obtained or obtained in a timely manner or that Shareholders or other parties will not challenge such consents or the sale transaction through litigation or other proceedings.

           As a result, we cannot assure you that the sale transaction will occur.

           We hope that this general description of the sale process is helpful to Power Trust IV and Power Trust V Shareholders.  We plan to provide additional updates as we continue to make progress in working through the sale process.

    We thank you for your continued support.

                                                                   Sincerely,

Except for historical information, Ridgewood Renewable Power has made statements in this letter that constitute forward-looking statements, as defined by the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties.  Forward-looking statements include statements made regarding future events, the possibility of a sale of assets, the process by which such sale may be accomplished and other general information concerning possible or assumed future events regarding assets owned by Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V.  You are cautioned that such statements are only predictions, forecasts or estimates of what may occur and are not guarantees of future performance or of the occurrence of events or other factors used to make such predictions, forecasts or estimates.  Actual events may differ materially from those results expressed, implied or inferred from these forward-looking statements and may be worse.  Finally, such statements reflect the current views of management of Ridgewood Renewable Power and the Trusts.  Neither  Ridgewood Renewable Power nor the Trusts undertake any obligation to publicly release the results of any revisions to the forward-looking statements made herein to reflect events or circumstances that occur after today or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the sale of certain assets of the Trusts, to the extent that such a transaction were to occur and it is ultimately determined that approval of the shareholders of any or all of the Trusts would be required to consummate the transaction.  In the event of a sale of such assets requiring the approval of the shareholders of any or all of the Trusts, the Trust(s) will file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement to be used by the Trust(s) to solicit the approval of its shareholders for such transaction. You are urged to read the proxy statement regarding the transaction, if and when it becomes available, and any other relevant documents filed by the Trust(s) with the SEC, as well as any amendments or supplements to such a proxy statement, because they will contain important information. You can obtain free copies of any such materials (including any proxy statement) filed by the Trust(s) with the SEC, as well as other filings containing information about the Trust(s) at the SEC’s Internet Site (http://www.sec.gov). The Trust(s) will also provide copies of any such proxy statement and other information filed with the SEC to any shareholder, at the actual cost of reproduction, upon written request to Dan Gulino, General Counsel, or via telephone at (201) 447-9000.

Participants in Solicitation

The Trusts and Ridgewood Renewable Power, as managing shareholder of the Trusts and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies or consents from the Trusts’ shareholders with respect to the sale of assets by the Trusts.  Information regarding the officers and directors of the Trusts and Ridgewood Renewable Power, including direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in a definitive proxy statement that will be filed with the SEC by the public Trusts in the event such a transaction requiring shareholder approval were to occur.